Exhibit U to the Separate Series of the Amended and Restated Managed Portfolio Series Custody Agreement

Name of Series            Date Added
Jackson Square All-Cap Growth Fund
Jackson Square Global Growth Fund
Jackson Square Select 20 Growth Fund
Jackson Square SMID-Cap Growth Fund
Jackson Square Large-Cap Growth Fund             on or after February 17, 2016

Custody Services Fee Schedule at February, 2016

Annual Fee Based Upon Market Value Per Fund*
1.00 basis point on average daily market value of all long securities and cash held in the portfolio
Minimum annual fee per fund - $[ ]
Plus portfolio transaction fees

Portfolio Transaction Fees
$[ ] – Book entry DTC transaction/Federal Reserve transaction/principal paydown
$[ ] – Repo agreement/reverse repurchase agreement/time deposit/CD or other non-
depository transaction
$[ ] – Option/SWAPS/future contract written, exercised or expired
$[ ] – Mutual fund trade/Fed wire/margin variation Fed wire
$[ ] – Physical transaction
$[ ] – Check disbursement (waived if U.S. Bancorp is Administrator)
$[ ] – Segregated account per year

A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.
No charge for the initial conversion free receipt.
Overdrafts – charged to the account at prime interest rate plus [ ].

Miscellaneous Expenses
Including but not limited to expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, deposit withdrawals at custodian (DWAC) fees, and extraordinary expenses based upon complexity.

Additional Services
Additional fees apply for global servicing. Fund of Fund expenses quoted separately.

*Subject to annual CPI increase, Milwaukee MSA.
Fees are calculated pro rata and billed monthly.

Advisor’s Signature not needed on the domestic and global fees on this Exhibit U as they are not changing at November 16, 2016.

Jackson Square Partners

Exhibit U (continued) to the Separate Series of the Amended and Restated
Managed Portfolio Series Custody Agreement

Additional Global Sub-Custodial Services Annual Fee Schedule at February, 2016

COUNTRY	INSTRUMENT	SAFEKEEPING (BPS)	TRANSACTION FEE
[redacted]

*Safekeeping and transaction fees are assessed on security and currency transactions.
Base Fee - A monthly charge per account (fund) will apply based on the number of foreign securities held.
1-25 foreign securities: $[ ]
26-50 foreign securities: $[ ]
Over 50 foreign securities: $[ ]
Euroclear – Eurobonds only. Eurobonds are held in Euroclear at a standard rate, but other types of securities (including but not limited to equities, domestic market debt and mutual funds) will be subject to a surcharge. In addition, certain transactions that are delivered within Euroclear or from a Euroclear account to a third party depository or settlement system, will be subject to a surcharge.
For all other markets specified above, surcharges may apply if a security is held outside of the local market.

Tax Reclamation Services: Tax reclaims that have been outstanding for more than 6 (six) months with the client will be charged $[ ] per claim.

Miscellaneous Expenses
Charges incurred by U.S. Bank, N.A. directly or through sub-custodians for local taxes, stamp duties or other local duties and assessments, stock exchange fees, foreign exchange transactions, postage and insurance for shipping, facsimile reporting, extraordinary telecommunications fees, proxy services and other shareholder communications or other expenses which are unique to a country in which the client or its clients is investing will be passed along as incurred.
A surcharge may be added to certain miscellaneous expenses listed herein to cover handling, servicing and other administrative costs associated with the activities giving rise to such expenses. Also, certain expenses are charged at a predetermined flat rate.
SWIFT reporting and message fees.
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Jackson Square Partners